Exhibit 10.05

PURCHASE AGREEMENT

among

Sidewinder Dairy, Inc.,

an Arizona corporation

(“Seller”)

and

AIRWARE LABS CORP.

A DELAWARE CORPORATION

(“Buyer”)

dated as of

April 20th, 2018

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of April 20th, 2018 (the “Effective Date”), is entered into amongst, Sidewinder Dairy, Inc., an Arizona corporation, 2734 E. Kortsen Road and 2033 N. Overfield Road, Casa Grande, Arizona 85194, and (“Seller”), and Airware Labs Corp., a Delaware corporation, 7377 E. Doubletree Ranch Road, Suite A260, Scottsdale, AZ 85258 (“Buyer”).

RECITALS

Sellers own fee simple title to certain real property and improvements located in Pinal County, Arizona located thereon, together comprising of approximately 44 acres, including any and all mineral rights, but excluding rights to wells and water used on or appurtenant to the real property, which real property is legally described on Exhibit A (the “Real Property”). Seller previously operated a dairy on the Real Property (the “Business”).

Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase from Sellers, all of Sellers’ right, title and interest to the Real Property and assets used in the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any and all charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind (“Encumbrances”), except for such Encumbrances agreed to by Buyer in this Agreement or as may be disclosed in the Title Report and accepted by Buyer, all of Sellers’ right, title, and interest in, to, and under all of the assets listed in this Section 1.01 (collectively, the “Purchased Assets”). The Purchased Assets are:

(a) fee simple interest in, to, and under the Real Property, including the improvements, appurtenances, mineral rights, but excluding any well water rights and Type 2 Water Rights on the Real Property;

(b) the tangible personal property and improvements located on the Real Property and used in the Business specifically listed on Exhibit D, or if none is listed on Exhibit D, then the parties will transfer no tangible personal property under this Agreement (the “Tangible Personal Property”).

(c) EXCLUDED FROM THE PROPERTY ARE (A) ALL TRANSFERABLE WATER RIGHTS OTHERWISE ASSOCIATED OR USED WITH THE LAND, INCLUDING THOSE TYPE 2 NON-IRRIGATION GRANDFATHERED GROUND WATER RIGHTS IDENTIFIED IN CERTIFICATE NO. 58-150105.0002 (44.84 acre feet); (B) ALL BUILDINGS AND IMPROVEMENTS ON THE LAND AND ALL PERSONAL PROPERTY, INCLUDING LIVESTOCK, INVENTORY AND EQUIPMENT, ALL OF WHICH SHALL BE THE PROPERTY OF SELLER.

Section 1.02 No Liabilities. Buyer shall not assume any liabilities or obligations of Sellers of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (the “Excluded Liabilities”).

Section 1.03 Purchase Price. The purchase price for the Purchased Assets shall be Three Million and No/100 Dollars ($3,000,000.00) (the “Purchase Price”). The Purchase Price shall be payable as follows:

(a) Within thirty (30) days after execution of this Agreement, Buyer shall deposit Two Hundred Thousand and No/100 Dollars $200,000 with Escrow Agent (defined in Section 3.01), as an earnest money deposit (“Initial Earnest Money Deposit”).

(b) On or before February 1, 2019, Buyer shall deposit an additional $800,000.00 with Escrow Agent as an additional earnest money deposit (“Additional Earnest Money Deposit”). The Initial Earnest Money Deposit and the Additional Earnest Money Deposit shall be referred to jointly as the “Earnest Money Deposit”. Subject to Section 1.03(c), the Earnest Money Deposit shall be credited to Buyer, but immediately released to Seller.

(c) The Earnest Money Deposit shall be non-refundable to Buyer after the expiration of the Due Diligence Period, provided Buyer does not terminate this Agreement pursuant to Section 4.04 or Section 4.07. The Earnest Money Deposit shall be applied against the Purchase Price at the Close of Escrow if not otherwise disbursed to Seller or Buyer in accordance with the terms hereof prior to the Close of Escrow.

(d) The balance of the Purchase Price shall be paid by a Promissory Note at the Close of Escrow.

Section 1.04 Funds Deposited in Escrow. Upon receipt of the Earnest Money Deposit, Escrow Agent shall immediately deposit it in a federally insured, interest bearing account of Buyer’s choice. All interest earned thereon shall become part of the Earnest Money Deposit and shall be paid to whichever party becomes entitled to the Earnest Money Deposit under any provision of this Agreement, whether or not the provision specifically refers to interest on the Earnest Money Deposit. The Earnest Money Deposit shall be held, credited and then released as described in Section 1.03 above.

Article II
opening and Closing

Section 2.01 Opening of Escrow. The Title Company (as defined in Section 3.01) shall sign and date this Agreement on the space provided at the end of this Agreement, indicating that escrow has been opened as of such date (“Opening of Escrow”), which date shall be the date at which Title Company is in possession of a fully executed Agreement.

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets shall take place at a closing (the “Closing”) to be held on April 1, 2019 (the “Closing Date”). Notwithstanding the actual time of the Closing, the Closing shall be effective and Buyer shall own all the Purchased Assets as of 12:01 a.m. Arizona time on the Closing Date so that Buyer owns the Purchased Assets for the entire day of the Closing Date.

Section	2.03 Closing Deliverables.

(a) At the Closing, Sellers shall:

(i) Execute and deliver to the Escrow Agent a duly executed special warranty deed in the form attached hereto as Exhibit B (the “Warranty Deed”) transferring the Real Property and all improvements, buildings, structures and fixtures located on the Real Property to Buyer;

(ii) Execute and deliver to the Escrow Agent a bill of sale in the form attached hereto as Exhibit C (the “Bill of Sale”) transferring all Tangible Personal Property to Buyer;

(iii) Execute and deliver to the Escrow Agent such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall:

(i) Deposit with the Escrow Agent the Purchase Price less the Earnest Money Deposit;

(ii) Execute and deliver to Escrow Agent a Promissory Note in the form attached hereto as Exhibit D (the “Promissory Note”) paying the balance of the Purchase Price;

(iii) Execute and deliver to Escrow Agent a Deed of Trust in the form attached hereto as Exhibit E (the “Deed of Trust”) securing the Property;

(iv) Execute and deliver to Escrow Agent the List of Tangible Personal Property in the form attached hereto as Exhibit F (“List of Tangible Personal Property” which shall be the basis of the Bill of Sale referred to above);

(v) Execute and deliver to Escrow Agent the acceptance of the Dairy Farm Lease in the form attached hereto as Exhibit G (“Dairy Farm Lease”) acknowledging the Lease of the Property; and

(vi) Execute and deliver from time to time such other documents and take such other action as may be necessary and/or incidental to accomplish the transaction contemplated hereby.

Section 2.04 Sellers’ Closing Costs. Upon the Closing, Sellers agree to pay one-half of the escrow charges, the recording costs relating to the Warranty Deed and the Affidavit of Property Value, and that portion of the cost of the Owner’s Title Policy (as defined below) equal to the cost of a standard coverage owner’s policy of title insurance.

Section 2.05 Buyer’s Closing Costs. Upon the Closing, Buyer agrees to pay one-half of the escrow charges, the recording costs relating to the Warranty Deed and the Affidavit of Property Value, and that portion of the cost of the Owner’s Title Policy which exceeds the cost of a standard coverage policy, and the cost of any endorsements to the Owner’s Title Policy required by Buyer.

Section 2.06 Prorations. Real estate taxes, charges and assessments shall be prorated through the Escrow, as of the Closing Date, and shall be based upon the latest available information. Any other closing cost shall be paid by Buyer and Sellers according to the usual and customary practice in Pima County, Arizona, unless otherwise specified herein.

Section 2.07   Utilities. If possible, in lieu of prorating utility charges, if any, utility readings will be taken on the day prior to the Closing Date, Sellers shall pay the charges for utility services based on such reading, and Buyer shall contract for such utilities and pay all utility expenses incurred on and after the Closing Date.

Article III
Escrow

Section 3.01   Escrow. An escrow for this transaction shall be established with Title Security Agency, 421 E. Cottonwood Lane, Casa Grande, Arizona 85122, Attn: LaTisha Sopha (“Escrow Agent” or “Title Company”) to facilitate the consummation of the sale of the Purchased Assets. This Agreement shall constitute escrow instructions and a fully executed copy or counterpart copies shall be deposited with Escrow Agent for this purpose. Should Escrow Agent require the execution of its standard form printed escrow instructions, Buyer and Sellers agree to execute the same; however, such instructions shall be construed as applying only to Escrow Agent’s employment, and if there are conflicts between the terms of this Agreement and the terms of the printed escrow instructions, the terms of this Agreement shall control. In no event shall the parties be required to execute any printed escrow instructions that purport to exculpate Escrow Agent from its own negligent conduct, willful misconduct, breach of written instructions or bad faith acts.

Section 3.02   Cancellation of Escrow. If the escrow fails to close because of Sellers’ default, Sellers shall be liable for all customary escrow cancellation charges. If the escrow fails to close because of Buyer’s default, Buyer shall be liable for all customary escrow cancellation charges. If the escrow fails to close for any other reason, Sellers and Buyer shall each be liable for one-half (1/2) of all customary escrow cancellation charges, if any.

Article IV
Due Diligence

Section 4.01   Due Diligence Period. At its sole cost, and for a period of time beginning upon the Opening of Escrow and ending at 5:00 p.m. Arizona time on the date Buyer selects, but in no event thirty (30) days following the Opening of Escrow (the “Due Diligence Period”), Buyer shall have the right to enter upon the Real Property with Buyer’s representatives and agents for the purpose of examining the Purchased Assets, and testing, inspecting, examining and investigating the physical condition of the Purchased Assets. At its sole cost, Buyer, its representatives and agents shall have the right during the Due Diligence Period to conduct any testing, examinations and investigations it deems necessary to assess the physical condition of the Purchased Assets and to determine the feasibility of the same for Buyer’s purposes, including but not limited to, testing of the soils, hydrology, architectural, engineering, environmental, and flood hazards. Buyer agrees to indemnify and hold Sellers harmless for, from and against any liability and/or damages caused by Buyer in exercising the foregoing license (unless arising solely from Sellers’ negligence or willful misconduct), and agrees that its obligations to indemnify shall survive any termination of this Agreement and the Close of Escrow. Sellers and Buyer will cooperate with each other and proceed, as expeditiously as reasonably possible, to provide information to each other during the Due Diligence Period.

Section 4.02   Access to Real Property. Prior to and after the Opening of Escrow until the Closing, provided Buyer hasn’t terminated this Agreement pursuant to Section 4.04 or Section 4.07, Sellers shall afford Buyer and its representatives full and free access to and the right to inspect all of the Real Property and Tangible Personal Property and improvements or structures located thereon, subject to Buyer’s indemnity obligations under this Agreement.

Section 4.03   Title Report. Within five (5) days following the Opening of Escrow or as soon as reasonably possible, Escrow Agent shall deliver a current commitment for title insurance for the Real Property (the “Title Report”) to Buyer and Sellers. The Title Report shall show the status of title to the Real Property as of the date of the Title Report and shall be accompanied by legible copies of all exceptions to title referred to in the Title Report.

Section 4.04   Title Review Period. Buyer shall have the Due Diligence Period to review the Title Report and to give Sellers and Escrow Agent written notice that it approves all title exceptions thereon (the “Title Approval Notice”) or written notice of any title exception which is unacceptable to Buyer (the “Title Disapproval Notice”). Buyer’s failure to timely give either a Title Approval Notice or a Title Disapproval Notice shall be deemed Buyer’s approval of all such title exceptions. Buyer shall have an additional five (5) days after receipt of any amended Title Report and any underlying documents relating to such amendment to give Sellers and Escrow Agent a Title Disapproval Notice with respect to any material title exception not previously listed which is unacceptable to Buyer (“New Matters”). If Buyer timely gives a Title Disapproval Notice as to any exception to title, Sellers shall elect by giving written notice to Buyer and Escrow Agent to eliminate such disapproved exception from the respective Title Report prior to the Closing Date, or Sellers may give Buyer and Escrow Agent written notice that it elects not to eliminate such disapproved exception from the respective Title Report. If Sellers fail to deliver written notice of such election within five (5) business days after receipt of a Title Disapproval Notice, Sellers shall be deemed to have elected not to eliminate the disapproved exceptions. If Sellers elect not to eliminate any disapproved exception from the Title Report (or if Sellers are deemed to have made such election), then Buyer shall have three (3) business days after receipt of such written notice from Sellers (or from the date on which Sellers is deemed to have elected not to eliminate the disapproved exceptions) to elect by written notice to Sellers and Escrow Agent to either terminate this Agreement or to agree to close this transaction subject to such exceptions. Buyer’s failure to timely give any such notice shall be deemed Buyer’s election to terminate this Agreement. If Buyer elects to terminate this Agreement pursuant to this Section, the Earnest Money Deposit shall be refunded to Buyer, this Agreement shall terminate and the parties shall have no further obligations under this Agreement to each other except for Buyer’s indemnity under this Agreement.

Section 4.05 Owner’s Title Policy. Escrow Agent shall issue to Buyer an ALTA extended coverage owner’s policies of title insurance for the Real Property (the “Owner’s Title Policies”) at the Closing or irrevocably commit to issue such policy as soon thereafter as is reasonably possible. The Owner’s Title Policies shall be issued by Escrow Agent in the full amount of the Purchase Price, be effective as of the Closing Date, and shall insure Buyer that fee simple title to the Real Property is vested in Sellers, subject only to: (i) the usual printed exceptions and exclusions contained in such title insurance policies; (ii) the exceptions to title approved by Buyer as provided for in this Agreement; and (iii) any other matter approved in writing by Buyer or resulting from the acts of Buyer or Buyer’s agents.

Section 4.06 Survey. As soon as reasonably possible after the Opening of Escrow, Seller shall provide the existing ALTA survey to Buyer (“Existing Survey”). Buyer, at its sole cost and expense may obtain a current ALTA Survey (“Current Survey”). The Existing Survey and the Current Survey are collectively referred to as the “Survey”. Buyer shall have the Due Diligence Period to review and approve or disapprove the Survey.

Section 4.07 Buyer’s Right to Terminate. Buyer may terminate this Agreement for any reason or no reason on or before the expiration of the Due Diligence Period by giving written notice to Sellers and Escrow Agent of Buyer’s election to terminate this Agreement (the “Termination Notice”). This Agreement is also subject to Buyer’s right to terminate, whether such right is exercised during the Due Diligence Period or not, because of (1) Buyer’s inability to obtain financing which is satisfactory to Buyer in Buyer’s sole discretion, subject to the requirement that Buyer shall provide Sellers with a conditional loan commitment from its lender with terms that are acceptable to Buyer within three (3) days following the end of the Due Diligence Period; or (2) a failure of the Purchased Assets to appraise for the Purchase Price, as determined by an appraisal satisfactory to Buyer and in Buyer’s sole discretion. If prior to the Closing Date, Buyer elects to terminate this Agreement, this Agreement shall terminate, the Earnest Money Deposit shall be refunded to Buyer and the parties shall have no further obligations under this Agreement to each other except for Buyer’s indemnity obligations under this Agreement.

Article V
Closing Conditions

Section 5.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction in Buyer’s reasonable discretion of each of the following conditions on or before the Closing date:

(a) Buyer shall have not terminated this Agreement pursuant to Section 4.04 or Section 4.07.

(b) Buyer shall have provided a Note and Deed of Trust acceptable to Seller;

(c) Buyer shall have obtained an appraisal for the Purchased Assets in an amount equivalent to the Purchase Price as determined by an appraisal satisfactory to Buyer in Buyer’s sole discretion;

(d) Sellers shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement (“Transaction Documents”) to be performed or complied with by it prior to or on the Closing Date. All of Sellers’ representations and warranties made in this Agreement shall be true and correct as of the dates made.

(e) No action shall have been commenced against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(f) From the date of this Agreement, there shall not have occurred any event that would have a material adverse effect on the value of the Real Property and Tangible Personal Property, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a material adverse effect on the Real Property or Tangible Personal Property.

(g) Sellers shall have delivered to Escrow Agent duly executed and, if applicable, acknowledged counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 2.03.

(i) All Encumbrances relating to the Real Property and Tangible Personal Property shall have been released in full, and Sellers shall have delivered to Buyer written evidence of the release of all Encumbrances. Sellers shall have delivered to Buyer such other documents or instruments as Escrow Agent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 5.02 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction in Sellers’ reasonable discretion of each of the following conditions on or before the Closing date:

(a) All of Buyer’s representations and warranties made in this Agreement shall be true and correct as of the Closing.

(b) Buyer shall have signed a Note and Deed of Trust acceptable to Seller.

(c) Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.

(d) Buyer shall have delivered to Escrow Agent duly executed counterparts to the Transaction Documents and such other documents and deliveries reasonably required to carry out the terms of this Agreement.

(e) Buyer shall have deposited the balance of the Purchase Price with Escrow Agent pursuant to Section 1.03.

Article VI
Representations and warranties of Sellers

Sellers represent and warrant to Buyer that the statements contained in this Article VI are true and correct as of the Effective Date. For purposes of this Article VI, “Sellers’ actual knowledge,” “actual knowledge of Sellers” and any similar phrases shall mean the actual cognitive awareness of Sellers, without making any independent investigations or inquiries and without any duty to do so and specifically negating the doctrines of constructive or imputed notice or knowledge.

Section 6.01   Organization and Authority of Sellers; Enforceability. Sidewinder Dairy, Inc., is a corporation duly organized, validly existing and in good standing under the laws of the state of Arizona. Sellers have full corporate power and/or authority to enter into this Agreement and the documents to be delivered hereunder, to carry out Sellers’ obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Sellers of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action, if any, on the part of Sellers. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Sellers. Buyer shall also have signed a Lease acceptable to Seller for 44 acres of the Property. Said Lease is attached hereto as Exhibit E.

Section 6.02   No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of organization, operating agreement, or other organizational documents of SD, Inc.; (b) to Sellers’ actual knowledge violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sellers or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Sellers are a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Sellers from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.03   Real Property. Except as may be disclosed in the Title Report, Sellers own good and marketable fee simple title to the Real Property and good and marketable fee simple title to the improvements located on the Real Property, in each case free and clear of Encumbrances except for the existing Dairy Farm Lease and Manufactured Home Leases (as defined in Section 6.05) on the Real Property. As of the Closing Date, there shall be no existing leases or tenancies affecting all or any portion of the Real Property. To Sellers’ actual knowledge, as of the Closing Date, all improvements on the Real Property are adequate for the uses to which they are currently being put. To the best of Sellers’ actual knowledge, there are no defects associated with the condition of the improvements that would materially interfere with the Business and which could not be discovered by the exercise of reasonable diligence by Buyer and qualified consultants retained by Buyer. Seller further discloses that one of the manufactured homes located on the Real Property is over twenty years old and the other one is over forty years old and they may be in need of maintenance and repairs.

Section 6.04   Condemnation. There are no actions pending nor, to the Sellers’ actual knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 6.05   Agreement to Dairy Farm Lease. Seller intends to lease 44 acres of the property back to Buyer pursuant to that Lease attached hereto as Exhibit E.

Section 6.06   No Zoning Changes. Sellers have not made any application which is pending for a variance or change in zoning or occupancy of the Real Property. Sellers have no actual knowledge that any Governmental Authority is contemplating a rezoning or other land use decision for the Real Property.

Section 6.07   No Casualty. No part of the Real Property has been damaged by any fire or other casualty which has not been fully repaired prior to the Effective Date.

Section 6.08   “AS IS” Sale. Except as otherwise expressly set forth in this Agreement and the Special Warranty Deed, neither Seller nor its members, officers, employees, agents, representatives, attorneys or contractors (collectively “Seller’s Parties”) have made any representations, guaranties, promises, assurances or warranties, express or implied, to Buyer including, without limitation, any pertaining to the suitability of the Property for any purpose, the profitability of owning or operating the Property, the physical or environmental condition thereof, the suitability, habitability or merchantability or fitness of the Property for Buyer’s intended use or for any use whatsoever, the rentals, income or expenses thereof, the net or gross acreage contained therein, the zoning thereof, the condition of title thereto, the existence or satisfaction of any local, state or federal approvals or permits for the development or use thereof, the availability or existence of water, sewer or other utilities, the existence or nonexistence of any hazardous substances or materials in, on or under the Property, or as to any past, present or future matter whatsoever. The Property will be purchased “AS IS AND WITH ALL FAULTS”. Buyer shall assume the responsibility and risk of all defects to and conditions of the Property, including such defects and conditions, if any, which cannot be observed by casual inspection. Seller and Buyer acknowledge and agree that this representation of Seller and disclaimer has been specifically negotiated and that the Property will be sold in its then-present condition. Except to the extent of any express representations contained in this Agreement and the Special Warranty Deed, Buyer will release the Seller from any and all amounts, actions, demands, claims, costs, expenses, damages and liabilities (including, without limitation, attorneys’ fees and costs) (collectively, the “Liabilities”) relating to or arising from the condition or status of, or any other matter in any way pertaining to, the Property, whether known or unknown, foreseen or unforeseen, patent or latent. The provisions of this Section shall survive the execution and delivery of the Special Warranty Deed and the closing of the transaction contemplated hereby.

Section 6.09 Compliance With Laws. Sellers have complied, and are now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Real Property.

Section 6.10      Environmental Matters.

(a) To Seller’s actual knowledge, the operations of Sellers with respect to the Real Property and Business are currently and have been in material compliance with all environmental laws. Sellers have not received from any person, with respect to the Real Property, any: (i) environmental notice or environmental claim; or (ii) written request for information pursuant to environmental law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Effective Date.

(b) To Sellers’ actual knowledge, none of the Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) To Sellers’ actual knowledge, there has been no release of hazardous materials in contravention of environmental law with respect to the Real Property, and Sellers have not received an environmental notice that the Real Property has been contaminated with any hazardous material which could reasonably be expected to result in an environmental claim against, or a violation of environmental law, or term of any environmental permit; and

(d) To the best of Sellers’ actual knowledge, there are no active or abandoned underground storage tanks owned or operated by Sellers on the Real Property.

Section 6.11 Taxes. There are no liens for taxes upon any of the Purchased Assets, except for real property taxes due but not yet delinquent, nor, to Sellers’ actual knowledge is any taxing authority in the process of imposing any encumbrances for taxes on any of the Real Property (other than for current taxes not yet due and payable).

Section 6.12   Legal Proceedings. There is no action of any nature pending or, to Sellers’ actual knowledge, threatened against or by Sellers (a) relating to or affecting the Real Property or Tangible Personal Property; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ actual knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 6.13   Encumbrances. Except as disclosed in this Agreement or as may be disclosed in the Title Report, to Sellers’ actual knowledge, the Purchased Assets are free and clear of any charges, claims, pledge, condition, equitable interest, lien (statutory or otherwise), option, security, interest, mortgage, easement, encroachment, right of way, right of first refusal or restriction of any kind.

Section 6.14   Full Disclosure. No representation or warranty by Sellers in this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement intentionally contains any untrue statement of a material fact, or intentionally omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article VII
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this Article VII are true and correct as of the date hereof. For purposes of this Article VII, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any manager or officer of Buyer, after due inquiry.

Section 7.01   Organization and Authority of Buyer; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Arizona. Buyer has full legal power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite legal action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 7.02   No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of organization or operating agreement of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.03   Legal Proceedings. There is no action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action.

Section 7.04   “AS IS” Sale. Buyer confirms that it understands this is an “As Is” sale and, further, reconfirms to Seller: Except as otherwise expressly set forth in this Agreement and the Special Warranty Deed, neither Seller nor its members, officers, employees, agents, representatives, attorneys or contractors (collectively “Seller’s Parties”) have made any representations, guaranties, promises, assurances or warranties, express or implied, to Buyer including, without limitation, any pertaining to the suitability of the Property for any purpose, the profitability of owning or operating the Property, the physical or environmental condition thereof, the suitability, habitability or merchantability or fitness of the Property for Buyer’s intended use or for any use whatsoever, the rentals, income or expenses thereof, the net or gross acreage contained therein, the zoning thereof, the condition of title thereto, the existence or satisfaction of any local, state or federal approvals or permits for the development or use thereof, the availability or existence of water, sewer or other utilities, the existence or nonexistence of any hazardous substances or materials in, on or under the Property, or as to any past, present or future matter whatsoever. Buyer acknowledges and agrees that with the aid of independent expert advice it will have had an opportunity to satisfy, prior to the expiration of the Feasibility Review Period, itself regarding the condition of the Property, and that the Property will be purchased “AS IS AND WITH ALL FAULTS”. Buyer shall assume the responsibility and risk of all defects to and conditions of the Property, including such defects and conditions, if any, which cannot be observed by casual inspection. Seller and Buyer acknowledge and agree that this disclaimer has been specifically negotiated and that the Property will be sold in its then-present condition. Except to the extent of any express representations contained in this Agreement and the Special Warranty Deed, Buyer hereby releases the Seller Parties from any and all amounts, actions, demands, claims, costs, expenses, damages and liabilities (including, without limitation, attorneys’ fees and costs) (collectively, the “Liabilities”) relating to or arising from the condition or status of, or any other matter in any way pertaining to, the Property. Buyer acknowledges and agrees that the release and discharge given by it hereunder to the Seller Parties extends to all such Liabilities described above, whether known or unknown, foreseen or unforeseen, patent or latent, which Buyer may at any time have against the Seller Parties. The provisions of this Section shall survive the execution and delivery of the Special Warranty Deed and the closing of the transaction contemplated hereby.

Article VIII
Covenants

Section 8.01   Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transaction contemplated by this Agreement and the documents to be delivered hereunder.

Article IX
Indemnification

Section 9.01 Survival. All representations, warranties, covenants and agreements contained in this Agreement and all related rights to indemnification shall survive the Closing.

Section 9.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article IX, Sellers shall defend, indemnify and hold harmless Buyer, its affiliates and their respective members, equity holders, directors, officers, agents and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or any document to be delivered hereunder; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement or any document to be delivered hereunder.

Section 9.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall defend, indemnify and hold harmless Sellers, its affiliates and their respective stockholders, equity holders, directors, officers, agents and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Section 9.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such action, the Indemnified Party may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including, but not limited to, settling such action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 9.05 Cumulative Remedies. The rights and remedies provided in this Article IX are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Article X
Casualty and Condemnation

Section 10.01   Condemnation. If prior to the Closing there is an action pending, threatened against, or affecting all or any portion of the Real Property in the nature or in lieu of condemnation or eminent domain proceedings, Buyer may either:

(a) terminate this Agreement, in which event Escrow Agent shall return to Buyer the Earnest Money Deposit and thereupon neither party shall have any further liability or obligation to the other except for Buyer’s indemnity obligations under this Agreement; or

(b) accept title to the Real Property subject to the taking, in which event at the Closing the proceeds of the award or payment shall be assigned by Sellers to Buyer and any monies theretofore received by Sellers in connection with such taking shall be paid over to Buyer.

Section 10.02   Greater Casualty Loss. If prior to the Closing any part or portion of the Real Property is damaged as the result of fire or other casualty in an amount exceeding $20,000 and such damage is not entirely restored to Buyer’s reasonable satisfaction prior to Closing, Buyer shall have the option to:

(a) accept title to the Real Property without any abatement of the Purchase Price whatsoever, in which event at the Closing all of the insurance proceeds shall be assigned by Sellers to Buyer, any monies theretofore received by Sellers in connection with such damage shall be paid over to Buyer, and Buyer shall receive a credit against the Purchase Price in the amount of the deductible or other co-payment required under Sellers' insurance policy, or

(b) terminate this Agreement, in which event the Earnest Money Deposit, or so much thereof as has been paid into Escrow, shall be returned to Buyer by Escrow Agent and thereupon neither party shall have any further liability or obligation to the other except for Buyer’s indemnity obligations under this Agreement.

Section 10.03   Lesser Casualty Loss. If prior to the Closing, any part of portion of the Real Property is damaged as a result of fire or other casualty in an amount less than $20,000 and provided Buyer has not previously terminated this transaction in accordance with the other provisions of this Agreement, Buyer shall accept title to the Purchase Assets without any abatement of the Purchase Price whatsoever, so long as Sellers are fully insured for the replacement cost of any damage and loss, and Sellers’ insurer confirms to Buyer in writing that such damage and loss is actually covered, in which event at the Closing Buyer shall receive a credit against the Purchase Price in the amount of the deductible or other co-payment required under Sellers’ insurance policy and all of the insurance proceeds shall be assigned by Sellers to Buyer and any monies theretofore received by Sellers in connection with such fire or other casualty shall be paid over to Buyer.

Section 10.04   Risk of Loss. The risk of loss or damage to the Real Property until the Closing shall be borne by Sellers.

Article XI

Remedies

Section 11.01 Buyer’s Remedies. In the event of a failure in the performance of this Agreement by Sellers, Buyer shall notify Sellers in writing, and if Sellers have not cured such failure within five (5) business days after such notice, then Sellers shall be in default. If Sellers default under this Agreement Buyer shall not have the right to seek damages from Sellers for Buyer’s loss of its bargain in failing to acquire the Real Property and Tangible Personal Property, but Buyer shall have the right to either: (a) by written notice to Sellers and Escrow Agent cancel this Agreement, whereupon the entire Earnest Money Deposit and accrued interest thereon shall be paid immediately by Escrow Agent to Buyer; or (b) seek specific performance; provided, however, if the remedy of specific performance is unavailable due to the actions of Sellers, Buyer shall be entitled to Buyer’s out-of-pocket costs and expenses incurred in connection with this transaction including, but not limited to, attorney’s fees, appraisal fees, engineering fees and other reasonable expenses incurred by Buyer in connection with this transaction. If Buyer seeks and obtains specific performance, Buyer shall be entitled to recover from Sellers all of Buyer’s reasonable attorney’s fees and costs incurred in pursuing the remedy of specific performance. As a condition precedent to Buyer’s right to pursue specific performance under section (b) above, Buyer shall (i) not be in material default under this Agreement; and (ii) file suit in the Superior Court of Arizona in Pima County, Arizona on or before 5:00 pm MST on or before the date that is Ninety (90) days immediately following the scheduled Closing Date. If Buyer fails to satisfy either of these conditions precedent, Buyer shall not be entitled to and hereby waives, any right of specific performance.

Section 11.02 Sellers’ Remedies. In the event of a failure in the performance of this Agreement by Buyer, Sellers shall notify Buyer in writing, and if Buyer has not cured such failure within five (5) business days after such notice, then Buyer shall be in default, and, as Sellers’ sole and exclusive remedy, Sellers shall have the right to terminate this Agreement and retain the Earnest Money Deposit as liquidated damages. The parties agree that the Earnest Money Deposit is a fair estimate of the damage which Sellers will suffer in the event of a default by Buyer, and that this amount has been negotiated by the parties in order to avoid the prospects, risks and expenses of litigation. Sellers waive any and all rights to, and shall have no other right to, seek damages, specific performance or any other rights or remedies against Buyer.

Article XII

MISCELLANEOUS

Section 12.01 Expenses. Except as expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 12.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent as follows:

If to Sellers:	Sidewinder Dairy, Inc. 2033 N. Overfield Road 2734 E. Kortsen Road Casa Grande, AZ 85194 E-mail: psdugan@gmail.com
with a copy to:	David A. Fitzgibbons III Fitzgibbons Law Offices, P.L.C. 1115 E. Cottonwood Lane, Suite 150 P.O. Box 11208 Casa Grande, Arizona 85130-0148 Phone: (520) 426-3824 E-mail: david@fitzgibbonslaw.com
If to Buyer:	Airware Labs Corp. 7377 E. Doubletree Ranch Road, Suite A260 Scottsdale, AZ 85258
with a copy to:

Bryce Skalla

3400 W. Highway 287

Coolidge, AZ 85128

E-mail: bryce@item9labs.com

If to Escrow Agent:

LaTisha Sopha

Title Security Agency

421 E. Cottonwood Lane

Casa Grande, Arizona 85122

Phone: (520) 426-4600

E-mail: latisha.sopha@titlesecurity.com

Section 12.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 12.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and the statements in the body of this Agreement will control.

Section 12.06 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein

Section 12.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.08 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 12.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction).

Section 12.12 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Arizona in each case located in Pinal County, Arizona, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 12.13 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 12.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.15 Attorneys’ Fees. Subject to the provisions of Article IX, if any party brings an action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover its attorneys’ fees and costs incurred in such action from the non-prevailing party.

Section 12.16 Brokerage. Buyer and Sellers each hereby represent and warrant to the other that they have not dealt with any broker, finder or other agent in connection with this Agreement or the transaction contemplated hereby except Southwestern Ag Services, LLC on behalf of Sellers. The Sellers are responsible for all brokerage fees and commissions at Closing. Each party hereby agrees to indemnify the other party for any claim for brokerage commission or finder’s fee asserted by a person, firm or corporation claiming to have been engaged by the indemnifying party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:	BUYER:

Sidewinder Dairy, Inc.,	Airware Labs Corp..
An Arizona corporation	a Delaware corporation

By: ___________________________	By: ___________________________
P. Sean Dugan, President	Bryce Skalla, Chief Executive Officer

ACKNOWLEDGEMENT AND AGREEMENT BY TITLE COMPANY

The Title Company hereby acknowledges receipt of a fully executed copy of this Agreement on this ___ day of _____________, 2018, and agrees to accept, hold, deliver and disburse the Earnest Money Deposit, together with all interest accrued thereon and received by the Title Company, strictly in accordance with the terms and provisions of this Agreement and without the necessity of further consent or instruction by Sellers or Buyer. The Title company is hereby designated as, and agrees to undertake the obligations of, the Reporting Person pursuant to Section 6045 of the Internal Revenue Code and the regulations promulgated thereunder.

By:  ____________________________

LaTisha Sopha

Title Security Agency

421 E. Cottonwood Lane

Casa Grande, AZ 85122

EXHIBIT A

Legal Description of Real Property

EXHIBIT B

SPECIAL WARRANTY DEED

(See attached.)

EXHIBIT C

BILL OF SALE

EXHIBIT D

PROMISSORY NOTE

EXHIBIT E

DEED OF TRUST

EXHIBIT F

TANGIBLE PERSONAL PROPERTY

EXHIBIT G

DAIRY FARM LEASE